Exhibit 99.1

CORPORATE PARTICIPANTS:

Cliff Nastas

Material Sciences Corp. - CEO

Jeff Siemers

Material Sciences Corp. - CFO

CONFERENCE CALL PARTICIPANTS:

Allan Cohen

First Analysis - Analyst

Jim Foung

Gabelli & Co. - Analyst

Ray Kramer

First Analysis - Analyst

PRESENTATION

Operator

Good morning and welcome to the Material Sciences Corporation third quarter 2006 results conference call. At this time, all participants’ lines have been placed in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded on today, Friday, January 13, 2006.

At this time, I would like to turn the conference over to Mr. Cliff Nastas, Chief Executive Officer of Material Sciences Corporation. You may go ahead, Mr. Nastas.

Cliff Nastas - Material Sciences Corp. - CEO

Thank you, Dee, and I’d like to thank you for joining us today. With me is Jeff Siemers, Executive Vice President and Chief Administrative and Financial officer. Today, Jeff will review our results for the third quarter ended November 30, 2005. I will then recap significant events during the quarter and update the 360 Degrees of Value Program that I introduced during the last call, after which we will be happy to take your questions. Now let me turn it over to Jeff.

Jeff Siemers - Material Sciences Corp. - CFO

Thanks, Cliff. The results that I will be discussing were presented in a press release issued on January 10 which is available on our website – www.matsci.com.

Before I begin, I must remind everyone that this conference call may contain certain forward-looking statements that are subject to the Safe Harbor language contained in the news release and that the information and statements made during the call are made as of this date, and that MSC undertakes no obligation to publicly update forward-looking statements.

Finally, contents of this call are the property of MSC and any replay or transmission of the call may be done only with our consent.

Let’s get into the third quarter. Third quarter net sales grew 11.7% to $74.8 million from $67 million last year. Acoustical product sales increased 31.5% to 38.1 million. This growth is the result of the introduction of Quiet Steel into new vehicle models, an increase in the unit volume sale of these models as well as increased sales in the original equipment brake market. Body panel laminate sales remained strong with growth of 55%, or $8.2 million for the quarter — an increase of $8.2 million for the quarter. Later in the call, Cliff will provide an update on how we are enhancing MSC presentation and capabilities for solving noise vibration and harshness problems.

OE brake sales grew to $5.7 million, a 41% increase from the previous year. This increase was partially offset by a decline in aftermarket break revenues of 17%, or $590,000, which was partly due to the softness in economic activity in the Gulf region following the hurricanes.

Turning to coil coating, sales increased 6.6% to 34.5 million from 32.3 million last year. As noted in the press release, the change in the pricing model for our zinc-coated fuel tank business from a [tolling] to a package approach increased sales by 5.9 million, which reflects adding the value of the metal to the sales figure. Overall in coil coating, increased sales to the appliance industry compared to last year were offset by weaker demand in the building products market.

Additionally, a couple hundred thousand dollars in sales were forgone as a result of the closure of our Middletown facility last year.

Sales of electronic space materials for the hard disk drive industry declined to 2.2 million from 5.7 million last year. This decline is a result of the change in the business model from package to toll in which we lost the 3.2 million in the value of the material.

Gross profit for the third quarter was $13.1 million, a decline of 11.9% from the third quarter of last year. Gross margin declined to 17.5% of net sales compared to 22.2% last year. Part of this decline is a result of the previously mentioned changes in the business model for gas tank and electronic products which resulted in increases in revenue in the quarter without any rise in gross profit. This change alone reduced gross margin for the quarter by 7/10ths of 1%.

Gross profit was also negatively affected by increased customer claims and higher quality costs reflected in inventory valuation charges, each of which impacted us by $400,000. These issues are primarily related to our coil coating operations as we continued to absorb the impact of quality problems with new products produced over the course of the year.

We believe that the quality improvement initiatives we are pursuing, which Cliff will expand on later, will help mitigate the effect of some of these items in the future. Many of these changes include adding the people with specific skills needed to improve manufacturing, purchasing and logistics processes which we have been striving to do.

Despite the additional cost of these folks, we enjoyed an overall reduction in fixed overhead due primarily to reduced payroll-related and health care costs, offset somewhat by higher maintenance charges. These benefits, however, were more than offset by the impact of higher variable charges and excess scrap as we worked through the quality issues we encountered and needed to resolve.

We continue to be negatively impacted by several factors which are difficult to control. These are price declines in the secondary market for scarp metal that had an impact of $900,000 and higher energy prices that impacted margins by $800,000 compared to the same quarter last year. These factors impact us across all our product lines.

SG&A was $9.4 million, an increase of 800,000 from a year ago, the result of higher professional fees for a variety of projects, including cash consulting and auditing fees related to the restatement of the Company’s fiscal 2005 Form 10-K and first-quarter fiscal 2006 Form 10-Q. The increase in SG&A is also due to an additional 300,000 for costs associated with Sarbanes-Oxley compliance when compared to last year.

Income from continuing operations was 2.3 million, compared to 3.4 million in the third quarter of fiscal 2005, a result of the declining gross profit and increase in SG&A costs previously discussed. Please note that the results of discontinued operations in the quarter were not material.

Net income was 2.2 million, or $0.15 per share for the quarter compared to 2.4 million, or $0.17 per share for the same period a year ago. For the nine months ended November 30, net sales for were 222.2 million, up 11.5% from 199.4 million for the same period last year. Income from continuing operations was 7.9 million from 4.4 million in the comparable period a year ago. Income last year was affected by restructuring charges that were 2.4 million higher than this year and a 4.2 million charge for a loss on early retirement of debt.

Net income for the nine-month period was 5.9 million, or $0.40 per share in fiscal 2006, compared with 1.6 million, or $0.11 per share, for the same period last year.

Turning to the balance sheet, MSC has no debt as of November 30 and a cash balance of 13.2 million. Inventory increased by 2.1 million from the beginning of the fiscal year, primarily due to increased material necessary to adequately service the change in the fuel tank model. Non-cash working capital is down several million dollars from the beginning of the year primarily due to our efforts to improve cash collections, which has resulted in a good improvement in our DSO.

Net cash provided by operations for the year was 18.4 million due to a combination of improved profitability and solid working capital management. In the first nine months of fiscal 2006, capital spending was 6.5 million, primarily for the Applications Research Center near Detroit which is set to open on schedule in March. We expect an increase in capital spending during the fourth quarter of the fiscal year related to the completion of this project. Cliff will give an update on the Center and on the Company’s overall strategy shortly.

Investors should note that on Monday, January 9, our fiscal 2005 Form 10-K/A and first quarter 2006 Form 10-Q/A were officially filed. The cumulative income tax accounting adjustments impacting earnings reflected in the K/A of 1.3 million was right in line with the range of 1 to 2 million previously indicated.

Also on Monday, we filed a 10-Q for the second quarter of fiscal 2006. Compared to our preliminary earnings release at December 10, we recorded an additional charge of approximately $500,000 for the second quarter of fiscal 2006 for environmental costs.

The Company received an updated report in late December 2005 that indicated an increase in the projected costs for remediation work at a Superfund site in Gary, Indiana. This increase in the reserve is mainly due to an expected increase in the duration of the project, higher energy costs associated with certain remediation techniques and increased oversight costs to the United States Environmental Protection Agency.

Also on Monday, we filed the third quarter Form 10-Q on time, bringing MSC current on required quarterly filings.

That completes the financial review. Now let me turn it back to Cliff.

Cliff Nastas - Material Sciences Corp. - CEO

Thanks, Jeff. Many of the trends that I discussed four weeks ago on our second quarter call continued into the third quarter. Quiet Steel continued to benefit from its strong position in the automotive brake market where our investment in technical leadership is bearing fruit. Fifteen new Quiet Steel brake insulator applications launched on six new vehicles over the past few months. Aftermarket brake sales suffered in the quarter versus last year from the aftermath of Hurricane Katrina and inventory adjustments at our customers. Sales should move back to historical levels over the next couple of quarters.

Our Quiet Steel body panel laminates business benefited from both increased content per vehicle and additional models coming into production that utilize Quiet Steel. To give you a metric, Quiet Steel was on 27 models in the third quarter, up from 21 in the third quarter of last year. Two redesigned SUVs at Ford, two new passenger vehicles at GM and one new SUV at DaimlerChrysler were launched over the past few months with Quiet Steel body panels.

With respect to coil coating, most of our gross profit erosion was attributed to manufacturing issues on this side of the business. We remained focused on multiple operational excellence initiatives across all plans to improve quality and reduce cost.

In addition, we have implemented many changes to our coil coating commercial team to enhance both the quality and quantity of resources in this group. The commercial team will continue to emphasize revenue growth opportunities [and] the higher value segments of the coil coating market.

As mentioned last quarter, like any fast-growing product, Quiet Steel is starting to see competition. It requires us to differentiate ourselves through technical leadership, product quality and cost. When we spoke in December, I introduced you to our 360 Degrees of Value Creation program, which consists of four pillars and is designed to create value for our shareholders, customers, employees and suppliers. Let me give you an update on progress we have made in a few key areas.

With respect to the first pillar — technical leadership — we are on schedule to open our Applications Research Center in Canton, Michigan this March. The $14 million Center will be a state-of-the-art noise vibration and harshness research center, second only to the facilities of the OEMs themselves. We plan to host a financial community open house at the Center later this year and we will provide more details in the future. I hope you can attend; it’s an impressive facility.

Regarding the second pillar — product and process diversification — management is in the middle of developing our three-year business plan. Through this process, we are evaluating several exciting opportunities to expand our captive manufacturing process base. Any capital spent in this area will target supply chain integration opportunities to significantly improve our cost position and competitiveness.

In addition, we continue to develop and launch new products. MSC recently completed work on two new exciting products. Our new high-temperature brake shim material was announced in November and a new Quiet Steel system for demanding oil submerge [in] engine applications is now commercially available.

For the third pillar — operational excellence — I cannot emphasize enough the importance of improving quality and reducing cost. As mentioned during Jeff’s comments, much of our gross profit erosion was attributed to manufacturing inefficiencies and we remain dedicated to resolving our issues. During the third quarter, we made several new hires and continue to populate the organization with Six Sigma and lean manufacturing exports. We are also in the process of reengineering our operations team structure to improve focus on [right the] first-time manufacturing and the speed in which we implement corrective actions.

Lastly, a large percentage of next year’s capital budget will be spent on improving process capabilities.

Regarding the fourth pillar — globalization — we continue to make progress on all fronts. As mentioned during past calls, we believe that the potential for Quiet Steel in Asia and Europe is as great as in North America. We continue to add resources in Europe to support our partnership with Arcelor and continue to evaluate multiple opportunities for doing business in Korea, Japan and China.

At this time, I’d like to turn the call back over to the operator for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Ray Kramer, First Analysis.

Allan Cohen - First Analysis - Analyst

Good morning. This is Allen Cohen with Ray. We would both like to congratulate Jeff on being current in current filings.

Jeff Siemers - Material Sciences Corp. - CFO

Thank you, guys. (indiscernible).

Allan Cohen - First Analysis - Analyst

More for Cliff. Maybe can you give us a bit of a feel — you have been in the coil business for only a couple of decades. What has changed internally, externally with the products, or is it just the way you’re identifying things that you’re now highlighting potentially of cost or quality?

Cliff Nastas - Material Sciences Corp. - CEO

Allan, I think that over our calls for the last couple of quarters, we have highlighted the fact that we had experienced some attrition in the manufacturing side of our business. We had lost a few key people. At the same time, we were launching some new products within our facilities. We brought on a couple of new demanding appliance customers. And when you took those two events in parallel, that kind of a synergistic effect was the fact that we started to have a lot of quality problems. We were working with new people and new products. And that is the primary item that I believe, or few items, that is attributed to our cost of nonconformance escalating over the past few quarters.

We have our hands around the quality side on the products. I think we understand the products and what’s required of us to produce them right the first time. We have made significant progress in upgrading the resources on the operations side of our business. And I think when you take those two things in combination, we will begin to make improvements in our operational effectiveness over the next few quarters.

Allan Cohen - First Analysis - Analyst

I appreciate that. Jeff, when the Application Research Center comes on, it’s the right thing to do, but you’ll probably lag by quarters, if not years, the costs of the Center versus the sales that it brings in. When we look at forecasting, can you give us any feel for a kind of bump in SG&A, R&D for the people, the depreciation and the operating expenses of that facility?

Jeff Siemers - Material Sciences Corp. - CFO

Well, Allan, let me say first of all, we’re in the process of developing our plan for next year. And certainly, there will be some increased costs associated with that facility. However, as we look at getting into that facility, there is another non-sales oriented dynamic there that provided strong economic justification for the investments. And that is, is that we currently go outside for much of the testing that needs to be done which causes us some potential disruption of both availability of getting into the equipment when we need it, as well as of course, we end up paying a higher cost. And, therefore, really the primary economic driver as I understand it is primarily around the reduction in some of these external costs that we are currently absorbing.

Cliff Nastas - Material Sciences Corp. - CEO

Allan, let me add a couple of things there. When we justified the Center of Excellence, we looked at three primary things. We looked at the cost and availability of outside testing, we took a look at the need to have access to these types of capabilities to grow our business. And the third thing is, is to retain our business.

I will start off with the first one. Some of the tools that we have installed into the Applications Research Center, we have difficulty getting access to those on the outside. In many instances, the companies that we were going to a year and two years ago to access this test equipment were competitors of ours. And over the last 12 to 18 months, they realized that we were using their facility to take business from them. So they have really made it a lot more difficult for us to get into those facilities to get the testing capabilities that we need.

In addition to that, as Jeff said, it’s very expensive to do testing on the outside. Then you take a look at the second factor — our need to grow our business — and technical leadership is what it’s all about. We sell a highly engineered product. In many instances, we have to go in and do all of the work for the OEM to show them the difference between the way that they do business today and the way that they would do business with Quiet Steel. And there’s a lot of simulation work that needs to be done on the computers, there’s a lot of actual vehicle testing that needs to take place in order to convince them that we have a better solution. And without access to that type of resource, we believe that it has limited some of our growth maybe in Quiet Steel over the last five to six years.

And then the third side of that, the third part of this answer, is business retention. As you know, after we launch a vehicle in Quiet Steel, our competitors come after us. These people that have mastics and pads and doublers are constantly in front of the OEM saying — why don’t you convert over to our product, we can save you money, we can do it better. And in many instances the OEM, they don’t have the time and the testing resources available to validate these solutions. So they come back to us and they say, listen, if you really want to keep this business, you have to go out and show me a better way to do it because I have Company XYZ telling me that they have a better solution.

So we will probably use up to 50% of the resources of the Applications Research Center just to protect the business that we have, and that’s a very common thing in automotive. You always have a bull’s-eye on your back when you’re in a leadership position and you need to defend that at the same time that you’re growing your business.

Allan Cohen - First Analysis - Analyst

One, I appreciate you’re taking the time to do the justification. That was not at all the target of the question. It was really — you have better insights of the — on the SG&A line, would having it with about a $2 million a year bump be sort of in the right ballpark on a net basis?

Jeff Siemers - Material Sciences Corp. - CFO

Well, if you start from a — we’re looking at ultimately an investment here in primarily equipment of nearly $14 million, and this is probably 10-year equipment. So that’s going to be depreciation in that — sort of in the 1.4 million range, I guess, because it was all 10-year equipment. And it is a larger facility, however we are sharing parts of it, and we will have some increase in rental space. Beyond that, I wouldn’t describe I guess probably any additional cost to the facility in terms of people for the simple fact that it’s the same group of folks and any growth in people there would be growth we would incur, no matter where we were at.

Cliff Nastas - Material Sciences Corp. - CEO

Allan, let me tell you why we cannot give you a straightforward answer to that question right now. And it’s because, in the Center, we have two partners. Were in the process right now, as Jeff said, of developing our plan. And right now, we’re negotiating with those partners, what percentage of the cost they will share along with us. We are taking services from them in the area of facility — maintenance, electricians, people that help build tooling that we’ll use inside of the facility. And we’re going to figure all of this out over the next few weeks as we wrap up our plan. And I think the next time that we get in front of the investor community, we will be able to give you a good idea of exactly what the facility is going to cost. We’re not trying to dodge the question in any way; we’re just trying to really figure it out ourselves and we’d hate to throw something out there that we’re not certain of.

Allan Cohen - First Analysis - Analyst

This actually is more than adequate, just for (technical difficulty). Are you able to share who the partners are?

Cliff Nastas - Material Sciences Corp. - CEO

Yes. We are partnered with — we own the facility and these two other companies — [Link] Engineering. And essentially, what Link has brought to the table is they have engineered and designed the dynamometers that we’re using inside the facility in exchange for creating some space inside the Center for them. They have given us a discount on the dynos that we equip into the facility. They’re also moving their vehicle test business from downtown Detroit into the Center and we’re going to be utilizing the resources that they already have in place in their test business to service our equipment, things of that nature, so we don’t have to go out and hire people to do that.

The other one is Brüel & Kjær, and they are essentially a leader in noise and vibration acquisition equipment and the data acquisition equipment. And essentially, they are providing to us in exchange once again for space in the Training Center, things of that nature for their product, access to the very latest and greatest in data acquisition equipment for noise and vibration. Every single year, they will make sure that we upgrade our equipment so that we have the latest releases of any products that they have. And it’s just a fabulous three-way partnership that we have been able to work out here.

And I have somebody showing me a piece of paper that said explain what a dynamometer is. A dynamometer is essentially a piece of test equipment that we use to simulate road conditions, whether it be on a vehicle or on a front end where we are testing a brake. It essentially, for a rolling chassis dynamometer, you can put a vehicle on it and you can stimulate road conditions and run it just like it was out on the road — uphill, downhill, provide resistance, change the road surface, things of that nature. So it gives you — a dynamometer gives you the ability to once again simulate real-world testing conditions inside a controlled environment.

Allan Cohen - First Analysis - Analyst

I am familiar with them. I appreciate it very much, this is exciting.

Operator

Jim Foung, Gabelli & Co.

Jim Foung - Gabelli & Co. - Analyst

I think you mentioned in the call that you picked up six new models for your Quiet Steel [dash] panels (technical difficulty) and I guess what the production run rate is for those cars?

Cliff Nastas - Material Sciences Corp. - CEO

I can tell you what they are. I would essentially have to go to my database to determine what the production numbers are, Jim. If you want to give me a call — I’m going to be out this afternoon — but if you want to give me a call next week, I will be able to give you an idea of what the numbers are. But the redesigned new Ford Explorer has a Quiet Steel dash panel on it. Essentially, I’m sure you’ve seen some of the commercials that Ford has been running on the Explorer. They have been emphasizing the quietness of the cabin, and we play a role in that.

Jim Foung - Gabelli & Co. - Analyst

When is that going to be launched?

Cliff Nastas - Material Sciences Corp. - CEO

That’s already launched. I can only talk to you about things that are already out in the field, okay? We have the new Mercury Mountaineer, we have the new Chevy Impala, the new Monte Carlo, the Jeep Commander and the HHR.

Jim Foung - Gabelli & Co. - Analyst

Okay. And then, you had talked about potentially picking up a Japanese transplant by sometime I guess later this year. Could you just give us an update whether you think you can still capture a platform with them this year or maybe next year?

Cliff Nastas - Material Sciences Corp. - CEO

Yes, Jim. We’re currently working with all of the transplants to get Quiet Steel qualified. We do believe that in our upcoming fiscal year, fiscal year ‘07, that we will have our first close with a Japanese transplant. Beyond that, I really can’t share any more information because we’re under a confidentiality agreement. But as mentioned in previous calls, I still believe that we’re on track to have our first close next fiscal year.

Jim Foung - Gabelli & Co. - Analyst

Okay. And I guess when I look at the incremental revenues that you can pick up from these six new car platforms in fiscal ‘07, I guess, because you’re in February fiscal year, right? Fiscal ‘07 versus fiscal ‘06, what kind of — could you give us kind of a ballpark, what kind of number we could be looking at, in terms of just the incremental revenues from these six platforms?

Cliff Nastas - Material Sciences Corp. - CEO

Jim, at this point in time I can’t do that. I would need to basically go back and take a look at the build data on these particular vehicles. I think the thing that you need to understand is, we’re on a lot of different applications as I had mentioned during my comments. And to judge what’s going to happen with Quiet Steel sales just by looking at these six vehicles is very difficult. You have to basically take a look at the demand dynamic of the entire basket of platforms that we are on.

But if you wanted to just note specifically what three — what these might contribute, we would have to go back and take a look at our data. We use — we actually use a database, a forecasting database, called TSM. It’s one of the most respected in the automotive industry. And I don’t know if you have access to that type of information. There’s a couple of service bureaus that actually provide forecasting for automotive builds. But every single month, we go into the database and we take a look at every vehicle that we’re on, every part that we have on those vehicles, and then we forecast our demand based on that.

As I said before, is real hard, especially for you as an analyst looking at this, to say, okay, they sold X in this fiscal year and they just picked up six new programs, which is Y. So X plus Y is going to equal Z — it just doesn’t work that way because you have some programs going up, some programs going down, some are completely going away. We’re getting new programs. And you really need to take a look at all of the vehicles we’re on if you really want to try to get a strong indication of where sales for body panel laminate are going. And that’s something that we’re in the process of doing right now as we develop our plans for fiscal ‘07.

Jim Foung - Gabelli & Co. - Analyst

One last question. Can you talk about number of potential new platforms you can get onto or are doing a discussion with over the next couple of years? (indiscernible) about six months for you to give us an idea about six new platforms that you were - or nine new platforms you were in discussion for. And could you give us kind of a number that you think you can get onto or under discussions in the next two years or so?

Cliff Nastas - Material Sciences Corp. - CEO

Jim, once again, that’s real difficult to forecast. I can tell you, we have a target database which we work from and it has all of our opportunities in it. And I believe that that target database probably has somewhere around 200 opportunities that we’re currently following. And we have a very sophisticated methodology that we use to calculate what the probability of success is on each one of those 200 programs. And to answer that question, number one, is a lot of things we couldn’t even talk to you about that we have in our target database. But it’s very difficult for me to forecast how many new programs and platforms we’re going to be on over the next couple of years without really taking a hard look at that database. It’s a very dynamic model and things change from week to week quite substantially in that area.

Jim Foung - Gabelli & Co. - Analyst

Thanks.

Operator

There are currently no more questions in the queue. (OPERATOR INSTRUCTIONS). Ray Kramer, First Analysis.

Ray Kramer - First Analysis - Analyst

Thanks guys. A couple of quick type question for you. Looking at aftermarket brakes sequentially, it took a big step down in the November quarter this year and it did the same last year. Is there any seasonality to that business we should be aware of?

Cliff Nastas - Material Sciences Corp. - CEO

I tell you, that’s a great question, Ray. We frequently try to take a look at all sorts of trends to determine if there is seasonality to the aftermarket brake business. Our customers tell us that there is not. We have been in that business for many years. We don’t see any seasonality in it. As a matter of fact, the commercial team that we currently have in place on brakes, they ran some sophisticated linear regression models trying to find if there was any type of correlation between the seasons and the number of shims that we sell. And we have not been able to find any correlation between a month, time of the year, weather, things of that nature. The only thing that we know, if you have something like what we just experienced with a hurricane where it shut down a lot of the vehicle repair businesses down in the Southeast, people have bigger things to worry about than having the brakes changed on their car and things of that nature. Major events, we have seen an impact in aftermarket brake sales. But as far as doing it on any type of seasonality basis, we have not been able to find any correlation.

Ray Kramer - First Analysis - Analyst

Okay. Can you give us a little update on your non-automotive Quiet Steel applications and any projected timelines of when we might see announcements there?

Cliff Nastas - Material Sciences Corp. - CEO

I tell you, when I talk about us bringing in some new resources, we have brought in three new resources in the past six to eight months that are focusing specifically on that side of the business. As we develop our business plan for next year, and we are also in the process of working on a three-year business plan, we’re taking a real hard look at the C&I — consumer and industrial — side of the market trying to determine what is the future of Quiet Steel in that side of the business. We believe that it could be substantial. We have a lot of work to do though, Ray, before that we can really come forward with any types of projection.

What we feel on the non-automotive side is there is a lot of low-cost noise abatement materials that are used similar to the way automotive was let’s say 10 years ago. But what we do know is that the trend for improved quietness is also gaining momentum, like it has in automotive, in the last four to five years. So we are hoping that when these appliance manufacturers take a look at designing a new model, they’re going to come to the conclusion that it needs to be quieter. The units coming over from Asia and Europe are quieter than the ones we’re selling here and we believe that that is going to kind of shift the demand dynamics of that C&I market over the next couple of years. But it’s still pretty early for us to be able to give any type of direction on where we think that market is going to go.

Ray Kramer - First Analysis - Analyst

I think a couple of quarters ago when I called you, you mentioned that you hope to announce at least one win I think in HVAC, a lawnmower and then an appliance in I guess fiscal ‘07. Is that still accurate?

Cliff Nastas - Material Sciences Corp. - CEO

Well, as far as the HVAC goes, we were doing some compressor work and that kind of got put on hold by our customer. As I look at the targets for next year, there is a lot of discussion surrounding whether or not we’re to the point that we think we can put some appliance in the plan for next year. But at this point in time until we finalized our FY ‘07 plan, I really cannot answer that question, Ray.

Ray Kramer - First Analysis - Analyst

Alright, well that’s still helpful. Thanks a lot, Cliff.

Operator

There are currently no questions in queue at this time. (OPERATOR INSTRUCTIONS). There are no more questions in queue at this time. I would like to turn the call back over to Mr. Nastas to conclude the conference.

Cliff Nastas - Material Sciences Corp. - CEO

Thank you for taking the time to join us today. Overall, we’re pleased with the sales increases during the third quarter and we are working hard as we discussed to improve margins.

MSC has exciting opportunities to build on its technical leadership, expand its products and processes, improve its quality and grow geographically as we implement our 360 Degrees of Value Strategy. We look forward to speaking with you again to review our full year results. If you have any questions in the interim, by all means contact Jeff for myself. Thank you.

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